UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Fresh Tracks Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 20, 2023, Fresh Tracks Therapeutics, Inc. (the “Company”) commenced distributing proxy materials to its stockholders, including a Notice of Special Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”), a letter from the Company’s Chief Executive Officer (the “Letter from the CEO”) and a mailing insert (the “Mailing Insert”), for its special meeting of stockholders to be held on November 16, 2023. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on October 20, 2023. Copies of the Letter from the CEO and the Mailing Insert are below.

Letter from the CEO

fresh tracks
THERAPEUTICS

Dear Valued Fresh Tracks Stockholder:

After conducting an extensive, months-long process to explore and evaluate potential strategic alternatives, as previously announced in our press release on September 19, 2023, and described in detail in the accompanying proxy statement, our Board unanimously concluded that liquidating and dissolving Fresh Tracks and distributing all remaining cash was in the best interests of the company and our stockholders.

As a result, I am writing on behalf of the Board to **strongly encourage you to vote "FOR" Proposal 1** in the accompanying proxy statement, which approves the liquidation and dissolution of Fresh Tracks (the "Dissolution Proposal").

If the Dissolution Proposal is approved at the Special Meeting of Stockholders on November 16, 2023 (the "Special Meeting"), or any adjournment thereof, we intend to promptly file a Certificate of Dissolution with the Secretary of State of Delaware, which will allow us to initiate liquidating cash distributions to our stockholders. We currently estimate that the total amount of these distributions will be in the range of between approximately $0.84 and $1.17 per share of common stock, although these numbers are subject to change as more information regarding potential cash receipts and expenses becomes available.

If the Dissolution Proposal is not approved by our stockholders, we will be required to continue to operate Fresh Tracks for an unknown period of time, which would involve the incurrence and payment of additional expenses that could be significant. We expect this would ultimately reduce the total amount of cash available for distribution to our stockholders. Further, we expect to be delisted from Nasdaq and not qualify for listing on another national securities exchange, which would require our common stock to be traded only in the over-the-counter market or on an electronic bulletin board and reduce liquidity for our stockholders. Our Board strongly believes that ***VOTING "FOR"*** and approving the Dissolution Proposal is in the best interests of our stockholders.

We urge you to review promptly the accompanying proxy statement, which provides information about (i) the Dissolution Proposal, (ii) the plan of liquidation and dissolution, and the (iii) Special Meeting and rationale for each. Whether or not you plan to attend the Special Meeting, **we hope you will vote as soon as possible.**

On behalf of our Board and for our executives, I personally *thank you* for your loyal support of our company for as long as you have been a stockholder.

Sincerely,

/s/ ALBERT N. MARCHIO, II
Chief Executive Officer, Chief Financial Officer, and
Chairman of the Board of Directors

BR10802T-1023-SHRLETT

Mailing Insert

fresh tracks
THERAPEUTICS

YOUR SHARES
YOUR VOTE
YOUR CASH

VOTE YES FOR DISSOLUTION

- Vote by internet www.proxyvote.com
- Vote by phone: (800) 690-6903
- For assistance voting: (800) 769-4414 [International (914) 218-4628] or FRTX@dfking.com